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                                                                    EXHIBIT 99.1

ADVO, Inc. (letterhead)                                Daily Herald (letterhead)

FOR IMMEDIATE RELEASE

           CHICAGO AREA ADVERTISERS GAIN REACH AND PRECISION TARGETING
                       FROM NEW ADVO/DAILY HERALD ALLIANCE

WINDSOR, CT, DECEMBER 6, 2004 -- ADVO, Inc. (NYSE: AD), the nation's largest targeted home-delivered print advertising company, and Paddock Publications' Daily Herald, third largest newspaper in Illinois, today announced a powerful new alliance that changes the way advertisers reach Chicago area homes.

Through the alliance, the Daily Herald will merge its advertising inserts with ADVO's ShopWise(R) advertising package, creating a single, shared offering that is designed to reach over 725,000 homes in the Chicago suburbs. The companies expect that by first calendar quarter, 2005, the ShopWise(R) package will be delivered to nearly 120,000 home subscribers of the Daily Herald, and mailed by ADVO to non-subscribers in the balance of the households.

This alliance is the latest in a string of ambitious collaborations ADVO has entered into with 29 other newspapers across the U.S. -- ones that are changing the way advertisers reach out to 9.5 million U.S. households. Advertisers benefit from the efficiency of the newspaper's delivery channel and the precision of ADVO's targeting and reach via direct mail. Consumers benefit from advertising that is delivered by a trusted, reliable, source -- either the Daily Herald or ADVO's ShopWise(R) product.

"This deal is a win for advertisers and consumers alike," said ADVO's CEO Scott Harding. "Advertisers can leverage the power of the newspaper/mail combination to enhance their message to consumers and can ensure maximum response through sub-zip-code targeting for both mail and newspaper delivery. Consumers will receive their advertising inserts all in one package, which will greatly facilitate planned shopping experiences."

"Our alliance with ADVO opens up the market for our clients, allowing them to harness the strength of two powerful advertising media -- newspaper and ADVO -- to reach 98 percent of the market," said Doug Ray, President and CEO of Paddock Publications. "The result is advertising that is unmatched in terms of value delivered to suburban consumers."

ALLIANCE DETAILS
The alliance combines Paddock Publications' Daily Herald with the power of ADVO -- the leader in providing the largest national reach and the most precisely targeted home delivery of print advertising. The alliance will leverage ADVO's proprietary sub-ZIP Code consumer-targeting platform, allowing advertisers to maximize their advertising response rates by delivering the right advertising information to consumers who are most likely to buy.

Daily Herald newspaper subscribers will receive their merged ShopWise(R) package on top of the Wednesday newspaper, ensuring the high visibility of the advertising offers, while those who do not receive the newspaper will receive their ShopWise(R) insert package in their mailboxes, on Tuesday and Wednesday. The package will be co-branded with ShopWise(R) and the Daily Herald.
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ABOUT ADVO
ADVO (NYSE: AD) is the largest full-service targeted direct mail marketing services company in the United States, with annual revenues of $1.2 billion. The company's shared mail advertising programs reach approximately 106 million U.S. households on a weekly and monthly basis, and deliver the highest consumer response for advertising with superior value, based on reaching carefully selected neighborhoods of consumers with merchant offers at below ZIP Code levels. This includes its core ShopWise(R) branded programs and the reach of its ADVO National Network Extension (A.N.N.E.) program. Additionally, the company's SuperCoups(R) advertising solutions provide targeted advertising for local neighborhood businesses.

ADVO's reach and targeting abilities are behind the success of its signature public service program America's Looking for Its Missing Children(R) -- the nation's oldest and most successful program of its kind, created in conjunction with the National Center for Missing & Exploited Children and the United States Postal Service in 1985. ADVO delivers 85 million missing child ("Have You Seen Me?(R)") cards weekly, representing the most recognized mail in America. These have helped lead to the successful and safe recovery of 136 missing children. ADVO has 25 mail processing facilities and 33 sales offices nationwide. ADVO's corporate headquarters are located at One Targeting Centre, Windsor, Conn., and the Company can be visited at its Web site at www.advo.com.

ABOUT PADDOCK PUBLICATIONS
The Daily Herald is one of the fastest-growing newspapers in the nation and the leading provider of news and advertising information for suburban Chicago. The innovative and comprehensive "Big Picture, Local Focus" newspaper serves more than 90 communities and 750,000 readers across five counties in north, northwest and western Illinois. During the course of one week, more than 81 percent of adults in the suburbs served by the newspaper, read the Daily Herald. Dailyherald.com, meanwhile, receives more than 1.4 million visitors per month.

For the second consecutive year, the Associated Press recognized the Daily Herald as the best daily newspaper in Illinois. The Daily Herald surpassed the Chicago Sun-Times to become the No. 2 newspaper in total market share. The Daily Herald's new printing facility in Schaumburg, Ill., features state-of-the-art MAN Roland presses that provide the vivid color and crisp reproduction advertisers demand while positioning the newspaper for future growth.

Family-owned by four generations of Paddocks, the Daily Herald has roots dating back 133 years. As the voice of Chicago's suburbs, the Daily Herald has focused on quality journalism and a commitment to community. Reflejos, a sister publication to the Daily Herald, is distributed weekly to more than 100,000 suburban Latino readers.

Contact:    Mary Lou Dlugolenski
            Director, Communications - ADVO
            860-285-6197

            Jim Cook
            Mgr. Marketing/Promotion -- Paddock Publications
            847-427-4380